EXHIBIT 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FOURTH QUARTER RESULTS
Texas-based company records its 21st consecutive year of increased earnings
ABILENE, Texas, January 24, 2008 – First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the fourth quarter of 2007 of $12.51 million, a 6.8 percent increase compared with earnings of $11.71 million in the same quarter last year. Basic earnings per share increased 7.1 percent to $0.60, compared with $0.56 in the same period last year.
Net interest income for the fourth quarter of 2007 increased 8.5 percent to $29.25 million compared with $26.97 million in the same quarter last year. The provision for loan losses was $1.38 million in the fourth quarter of 2007, up from $247,000 in the same quarter last year to keep pace with loan growth and in light of a slowing national economy. Non-performing assets as a percentage of loans and foreclosed assets totaled 31 basis points at December 31, 2007, compared to 47 basis points at September 30, 2007, and 30 basis points at December 31, 2006. The net interest margin, on a taxable equivalent basis, improved to 4.50 percent for the fourth quarter of 2007 from 4.43 percent in the same period a year ago and from 4.45 percent in the third quarter of 2007.
Noninterest income in the fourth quarter of 2007 was $12.39 million compared with $11.05 million in the same quarter last year. Trust fees increased 5.9 percent in the fourth quarter of 2007 to $2.22 million compared with $2.09 million in the same quarter last year due to continued growth of trust assets managed. Real estate mortgage fees declined slightly to $723,000 in the fourth quarter of 2007 compared to $759,000 in the same quarter last year. ATM and credit card fees increased 21.1 percent to $2.0 million versus $1.66 million a year ago, indicative of continued increased use of debit cards and the growth in net new accounts.
Noninterest expense increased 7.6 percent in the fourth quarter of 2007 to $22.73 million from $21.12 million in the same quarter last year. The largest component of this increase is salaries and employee benefits, reflecting higher levels of contributions to the Company’s profit sharing plan and healthcare expenses. The Company’s efficiency ratio in the fourth quarter of 2007 stood at 52.78 percent compared with 53.90 percent in the same quarter a year ago.
The Company reported its 21st consecutive year of increased earnings. Net income for the year rose 7.5 percent to $49.49 million from $46.03 million in 2006. Basic earnings per share increased 7.2 percent for 2007 to $2.38 from $2.22 the previous year. Net interest income increased 4.7 percent for the year to $110.81 million from $105.87 million in 2006. The provision for loan losses was $2.33 million for 2007 compared with $2.06 million the previous year.
“We are pleased to report another good quarter and year for our Company and our shareholders,” said F. Scott Dueser, Chairman, President and Chief Executive Officer. “In the fourth quarter, we continued to grow loans, trust fees and ATM fees and improved our net interest margin. We feel fortunate to operate in Texas markets where the economy remained strong in 2007 and looks promising for 2008, even though the national economy may be slowing. In light of the national economy, we will proceed with caution to maintain our credit quality and margin.”
As of December 31, 2007, consolidated assets for the Company totaled $3.07 billion compared with $2.85 billion a year ago. Loans increased 11.2 percent to $1.53 billion at year’s end, compared with loans of $1.37 billion a year ago. Total deposits at year’s end stood at $2.55 billion, up from $2.38 billion a year earlier. Noninterest bearing deposits increased $53.8 million from a year ago. In addition, repurchase agreement balances with customers totaled $154.3 million at December 31, 2007 compared to $94.2 million a year ago, as our treasury management services continue to grow. Shareholders’ equity rose to $335.50 million as of December 31, 2007, compared with $300.90 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 45 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Clyde, Moran and Albany; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park and Aledo. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS:
Cash and due from banks	$165,438	$128,492
Fed funds sold	99,450	64,485
Investment securities	1,128,493	1,129,313
Loans	1,528,020	1,373,735
Allowance for loan losses	(17,462)	(16,201)

Net loans	1,510,558	1,357,534
Premises and equipment	61,670	59,467
Goodwill	62,112	62,112
Other intangible assets	3,095	4,590
Other assets	39,493	44,172

Total assets	$3,070,309	$2,850,165

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$739,181	$685,336
Interest-bearing deposits	1,806,902	1,698,688

Total deposits	2,546,083	2,384,024
Short-term borrowings	166,266	143,244
Other liabilities	22,465	21,996
Shareholders’ equity	335,495	300,901

Total liabilities and shareholders’ equity	$3,070,309	$2,850,165

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2007	2006	2007	2006
Interest income	$43,482	$40,564	$169,369	$154,494
Interest expense	14,229	13,594	58,557	48,628

Net interest income	29,253	26,970	110,812	105,866
Provision for loan losses	1,377	247	2,331	2,061

Net interest income after provision for loan losses	27,876	26,723	108,481	103,805
Noninterest income	12,390	11,047	48,273	44,668
Noninterest expense	22,730	21,118	86,827	83,017

Net income before income taxes	17,536	16,652	69,927	65,456
Income tax expense	5,030	4,943	20,437	19,427

Net income	$12,506	$11,709	$49,490	$46,029

PER COMMON SHARE DATA
Net income — basic	$0.60	$0.56	$2.38	$2.22
Net income — diluted	0.60	0.56	2.38	2.21
Cash dividends	0.32	0.30	1.26	1.18
Book value			16.16	14.51
Market value			37.65	41.86
Shares outstanding — end of period	20,766,848	20,739,127	20,766,848	20,739,127
Average outstanding shares — basic	20,765,397	20,734,697	20,757,868	20,725,432
Average outstanding shares — diluted	20,800,214	20,802,785	20,800,110	20,787,569

PERFORMANCE RATIOS
Return on average assets	1.68%	1.67%	1.72%	1.68%
Return on average equity	15.25	15.74	15.87	16.20
Net interest margin (tax equivalent)	4.50	4.43	4.43	4.46
Efficiency ratio	52.78	53.90	52.83	53.49

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	’2007				2006
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,728	$16,425	$16,458	$16,201	$16,498
Loans charged off	(803)	(342)	(505)	(147)	(788)
Loan recoveries	160	170	234	162	244

Net (charge-offs) recoveries	(643)	(172)	(271)	15	(544)
Provision for loan losses	1,377	475	238	242	247

Balance at end of period	$17,462	$16,728	$16,425	$16,458	$16,201

Allowance for loan losses / period-end loans	1.14%	1.15%	1.18%	1.17%	1.18%
Allowance for loan losses / nonperforming loans	541.5	395.6	387.4	226.5	442.9
Net charge-offs (recoveries) / average loans (annualized)	0.17	0.05	0.08	0.00	0.16

NONPERFORMING ASSETS
Nonaccrual loans	$3,189	$4,023	$4,179	$6,338	$3,529
Accruing loans 90 days past due	36	206	61	928	129

Total nonperforming loans	3,225	4,229	4,240	7,266	3,658
Foreclosed assets	1,506	2,594	2,174	434	453

Total nonperforming assets	$4,731	$6,823	$6,414	$7,700	$4,111

As a % of loans and foreclosed assets	0.31%	0.47%	0.46%	0.55%	0.30%

CAPITAL RATIOS
Tier 1 Risk-based	14.65%	14.81%	14.85%	14.71%	14.35%
Total Risk-based	15.62	15.76	15.81	15.69	15.32
Tier 1 Leverage	9.23	9.31	9.05	8.89	8.87
Equity to assets	10.93	11.12	10.75	10.74	10.56

	Three Months Ended		Year Ended
	December 31,		December 31,
NONINTEREST INCOME	2007	2006	2007	2006
Gain on sale of student loans, net	$97	$90	$1,913	$2,141
Gain on securities transactions, net	70	2	150	62
Trust fees	2,216	2,093	8,747	7,665
Service charges on deposits	6,153	5,661	22,920	22,450
Real estate mortgage fees	723	759	3,347	2,539
Net gain (loss) on sale of foreclosed assets	60	3	108	(10)
ATM and credit card fees	2,005	1,655	7,521	6,214
Other noninterest income	1,066	784	3,567	3,607

Total Noninterest Income	$12,390	$11,047	$48,273	$44,668

NONINTEREST EXPENSE
Salaries and employee benefits	$12,334	$10,791	$46,944	$44,180
Net occupancy expense	1,535	1,488	5,893	5,986
Equipment expense	1,815	1,758	7,220	7,039
Printing, stationery and supplies	459	519	2,004	2,067
ATM and credit card expenses	989	859	3,871	3,398
Audit fees	208	218	882	856
Legal, tax and professional fees	722	561	2,714	2,289
Correspondent bank service charges	265	367	1,153	1,353
Advertising and public relations	687	703	2,488	2,472
Amortization of intangible assets	360	433	1,494	1,491
Other noninterest expense	3,356	3,421	12,164	11,886

Total Noninterest Expense	$22,730	$21,118	$86,827	$83,017

TAX EQUIVALENT YIELD ADJUSTMENT	$1,422	$1,161	$5,267	$4,656

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$93,020	$1,066	4.55%
Interest bearing deposits in nonaffiliated banks	1,836	23	4.90%
Taxable securities	818,303	9,626	4.71%
Tax exempt securities	303,969	4,562	6.00%
Loans	1,488,555	29,627	7.90%

Total interest earning assets	2,705,683	44,904	6.59%
Noninterest earning assets	252,742

Total assets	$2,958,425

Interest bearing liabilities:
Deposits	$1,750,144	$12,655	2.87%
Fed funds purchased and other short term borrowings	192,960	1,574	3.24%

Total interest bearing liabilities	1,943,104	14,229	2.91%

Noninterest bearing liabilities	689,908
Shareholders’ equity	325,413

Total liabilities and shareholders’ equity	$2,958,425

Net interest income and margin (tax equivalent)		$30,675	4.50%

	Year Ended
	December 31, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$72,426	$3,564	4.92%
Interest bearing deposits in nonaffiliated banks	3,858	198	5.12%
Taxable securities	832,807	38,881	4.67%
Tax exempt securities	287,468	17,279	6.01%
Loans	1,427,922	114,714	8.03%

Total interest earning assets	2,624,481	174,636	6.66%
Noninterest earning assets	251,712

Total assets	$2,876,193

Interest bearing liabilities:
Deposits	$1,736,227	$51,980	2.99%
Fed funds purchased and other short term borrowings	161,648	6,577	4.07%

Total interest bearing liabilities	1,897,875	58,557	3.09%

Noninterest bearing liabilities	666,520
Shareholders’ equity	311,798

Total liabilities and shareholders’ equity	$2,876,193

Net interest income and margin (tax equivalent)		$116,079	4.43%